EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is entered into between PCSupport.com, Inc. (the "Company"), a Nevada corporation, and Daymon Bodard ("Bodard"), an individual.

WHEREAS, PCSupport.com, Inc. is incorporated in and is presently authorized to do business in the State of Nevada. Bodard shall be serving as an officer for the Company in various capacities as set forth below. These parties wish to provide in this Agreement for terms of continued employment of Bodard as an officer of PCSupport.com, Inc.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I
EMPLOYMENT DUTIES AND BENEFITS

1.1 EMPLOYMENT. The Company hereby employs Bodard as Chief Executive Officer, President, Secretary, Treasurer and Chairman of the Board of the Company. Bodard accepts such employment and agrees to perform the duties and responsibilities assigned to him under this Agreement.

1.2 DUTIES AND RESPONSIBILITIES. During the period of employment, Bodard agrees to serve the Company as Chief Executive Officer, President, Secretary, Treasurer and Chairman of the Board of the Company and in such other offices and directorships of the Company and of its subsidiaries and related companies (collectively, "Affiliates") to which he may be elected or appointed, and to perform the duties commensurate with such positions and such other reasonable and appropriate duties as may be requested of him by the board of directors of the Company (the "Board of Directors") and of the Affiliates, as applicable, in accordance with this Agreement and in compliance with all applicable laws and regulations. Excluding periods of vacation and sick leave to which Bodard is entitled, Bodard shall devote such time, energy, and skill to the business and affairs of the Company and its Affiliates and to the promotion of their interests as is necessary to perform the duties required of him by this Agreement.

1.3 WORKING FACILITIES. Bodard shall be furnished with facilities and services suitable to his position and adequate for the performance of his duties under this Agreement.

1.4 VACATIONS. Bodard shall be entitled each year during the Term, as defined below, to a vacation with full salary and benefits, for the number of weeks established by the Board of Directors. The Company shall reimburse Bodard up to $5,000 for any expenses incurred during his vacation time.

1.5 EXPENSES. Bodard is authorized to incur reasonable expenses for promoting the business of the Company, including expenses for entertainment, travel and similar items. The Company will promptly reimburse Bodard for all such expenses upon the presentation by Bodard, from time to time, of an itemized account of such expenditures, including any expenses incurred in

Section 1.4.

1.6 BENEFIT PLANS. From the effective date of this Agreement, Bodard shall be entitled to participate in benefit plans provided to employees of the Company. Such participation shall be based upon the policies established by the Board of Directors.

ARTICLE II

COMPENSATION SECTION

2.1 BASE SALARY. During the Term, the Company shall pay to Bodard a base salary of $5,000 per month commencing January 1, 2003 and continue for each consecutive month thereafter. Bodard has executed a Convertible Promissory Note dated December 31, 2002 reflecting the terms of his salary. The base salary may be revisited and modified at any time by the Board of Directors.

2.2 BONUS AND BONUS PLAN PARTICIPATION. Bodard will be entitled to an annual bonus for each year ended June 30 during the Term of up to Forty (40%) of Bodard's base salary. The amount of the percentage within that limit shall be determined in the sole discretion of the Board of Directors and shall be based on written objectives defined by the Board of Directors.

2.3 DIRECTOR'S FEES. Subject to the approval of the stockholders, Bodard shall be a member of the Board of Directors of PCSupport.com, Inc. throughout the term hereof and shall be entitled to any approved "directors' fees" to be determined by the Board.

2.4 COMPENSATION DURING ILLNESS. PCSupport will continue to pay Bodard in accordance with the provisions in this Section ("Compensation") for an indefinite period from the date of the commencement of any illness which renders Bodard unable to fulfill the duties specified.

2.5 INSURANCE. During the term of his employment, PCSupport shall not provide Bodard any hospital insurance, medical insurance, vision care insurance or long-term disability insurance, as it is paid for though his Canadian national medical plan. However, the Company shall reimburse Bodard for any initial out-of-pocket co-pay costs for medical services and prescriptions.

2.6 STOCK OPTION PLAN. PCSupport proposes to grant options to purchase its stock in accordance with the terms and conditions of Bodard's Stock Option Plan to be determined at a later date.

2.7. EXPENSES. PCSupport, Inc. shall assume any and all expenses incurred by Bodard in direct relation to his duties and responsibilities as an officer and director of the Company.

ARTICLE III

TERM OF EMPLOYMENT AND TERMINATION SECTION

3.1 TERM. This Agreement shall be in effect commencing on December 31, 2002 and shall remain in effect until the Board of Directors decides otherwise; subject, however, to termination during such period as provided in this Article (the "Term").

3.2 TERMINATION BY THE COMPANY WITH CAUSE. The Company may terminate Bodard's employment, at any time, for cause only upon ten days' written notice and opportunity for Bodard to remedy any non-compliance with the terms of this Agreement (if such non-compliance can be remedied). Grounds for termination "for cause" shall be any of the following: (i) intentional and material breach of his duty of loyalty or care to the Company, (ii) gross negligence or willful misconduct in performance of his duties during the course of his employment, (iii) persistent failure to abide by the corporate policies and procedures established by the Board of Directors; (iv) persistent failure to execute the reasonable and lawful instructions of the Board of Directors relating to the operation of the Company's business, and (v) conviction of any felony or regulatory approval. Upon the date of termination of Bodard's employment pursuant to this Section 3.2, the Company's obligation to pay any compensation (including bonuses) shall terminate, at which time the Company shall be responsible for compensating Bodard for any unpaid salary and vacation time not taken. Subject to this exception and the obligation of the Company to compensate Bodard through the notice period, no other compensation shall be payable to Bodard should this Agreement be terminated pursuant to this Section 3.2.

3.3 TERMINATION UPON DEATH OF Bodard. In addition to any other provision relating to termination, this Agreement shall terminate upon Bodard's death. In such event, all earned and unpaid compensation, compensation for vacation time not taken by Bodard and all expense reimbursements due to Bodard shall be paid to Bodard's estate. In the event Bodard's employment is terminated pursuant to this Section 3.4, Bodard's estate also shall be entitled to a death benefit equal to six months' salary and to participate in the bonus payable pursuant to Section 2.2 with respect to the year in which his employment is terminated, prorated for the year based on the number of full months worked during such year.

ARTICLE IV

CONFIDENTIALITY AND COMPETITION SECTION

4.1 FURTHER OBLIGATIONS OF BODARD DURING AND AFTER EMPLOYMENT. During the term of this Agreement, Bodard shall not, directly or indirectly, engage in any business, commercial or professional activity which the Board of Directors of PCSupport deems to interfere with the business of PCSupport, or with the performance of duties by Bodard hereunder. Bodard further agrees not to provide any services for any other publically trading entity (specifically excluding private entities) on a formal or informal basis which may compete, directly or indirectly, with any of the services PCSupport currently provides or may provide during his term.

4.2. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION: Bodard agrees that he will not, at any time during or after the termination of his employment under this Agreement, use for his own benefits, either directly or indirectly, or disclose or communicate in any manner to any individual, corporation, or other publically trading entity, other than PCSupport, any confidential information acquired by him during his employment, regarding any actual or intended business activity, product, service, plan or strategy of PCSupport.

ARTICLE V

GENERAL MATTERS SECTION

5.1 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Nevada and shall be construed in accordance therewith.

5.2 WAIVER. Any provision of this Agreement may be waived by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

5.3 AMENDMENT. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by each of the parties.

5.4 BENEFIT. This Agreement shall be binding upon Bodard and the Company, and shall not be assignable by either party without the other party's written consent.

5.5 SEVERABILITY. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

5.6 EFFECTIVE DATE. The effective date of this Agreement shall be December 31, 2002.

5.7 ARBITRATION. The Company and Bodard expressly agree that except for matters arising under Article IV of this Agreement all disputes arising out of this Agreement shall be resolved by arbitration in accordance with the following provisions. Either party must demand in writing such arbitration within ten days after the controversy arises by sending a notice to arbitrate to both the other party and to the American Arbitration Association (hereinafter referred to as "AAA"). The controversy shall then be arbitrated pursuant to the rules promulgated by the AAA at the AAA's offices located in Reno, Nevada. The parties will select by mutual agreement the arbitrator or arbitrators (hereinafter collectively referred to as "arbitrator") to hear and resolve the controversy. The arbitrator shall be governed by the express terms of this Agreement and the laws of the State of Nevada. The arbitrator's decision shall be final and binding on the parties and shall bar any suit, action, or proceeding instituted in any federal, state, or local court or administrative tribunal. Notwithstanding the preceding sentence, the arbitrator's judgment may be entered in any court of competent jurisdiction. These arbitration provisions shall survive the

termination of this Agreement.

IN WITNESS WHEREOF, agreed to as of the date above first written by:

D. Bodard
____
PCSupport.com, Inc.

D. Bodard
____
Daymon Bodard

June 7, 2003

ASSIGNMENT OF WORKING INTEREST

STATE OF TEXAS)
) KNOW ALL MEN THESE PRESENTS:
COUNTY OF COOKE)

That for the sum of Three Hundred Seventy-Five Thousand Dollars ($375,000) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NOVA ENERGY, INC., Assignor, whose address is 2570 Myles Lake Rd., Nanaimo, BC V9X1E7, has granted, sold, transferred, assigned and conveyed, a TWO PERCENT (2%) WORKING INTEREST in the lease described on Exhibit "A" attached hereto and made part hereof, unto DIVERSIFIED CONSULTING, LLC, Assignee.

Assignor has contracted with Rife Energy, Inc. for a working interest in the well known as the "Inglish #1-H", the legal description for which is set forth in Exhibit A. Assignor agrees that it shall transfer unto Assignee 2% of its net revenues in the Inglish #1-H.

Assignor may not assign its obligations as set forth herein without written consent from Assignee. Assignee may assign its interest herein without Notice to Assignor.

IN WITNESS WHEREOF, this instrument is executed this 30th day of July 2006.

BY: NOVA ENERGY, INC.

Daymon Bodard, President and sole Director